                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-56406

PROSPECTUS SUPPLEMENT NO. 22
----------------------------

                                  $829,823,000

                               DANAHER CORPORATION

                     LIQUID YIELD OPTION (TM) NOTES DUE 2021
                             (ZERO COUPON -- SENIOR)
                                       AND
                           COMMON STOCK ISSUABLE UPON
                             CONVERSION OF THE LYONS

      This prospectus supplement supplements the prospectus dated March 16, 2001 of Danaher Corporation, as supplemented March 20, 2001, April 17, 2001, May 2, 2001, May 23, 2001, June 21, 2001, July 9, 2001, July 17, 2001, July 30, 2001,
August 14, 2001, August 27, 2001, August 28, 2001, October 10, 2001, October 23,
2001, November 6, 2001, November 27, 2001, December 11, 2001, January 2, 2002,
January 17, 2002, March 1, 2002, March 27, 2002 and April 25, 2002 relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $829,823,000 aggregate principal amount at maturity of LYONs and the common stock issuable upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

      The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                     Aggregate
                                                  Principal Amount                  Number of Shares
                                                   at Maturity of     Percentage     of Common Stock   Percentage of
                                                   LYONS That May      of LYONs        That May be      Common Stock
Name                                                  be Sold        Outstanding         Sold(1)       Outstanding(2)
----                                              ----------------   -----------    ----------------   --------------
Morgan Stanley International Ltd.                    $10,000,000         1.2%            72,676              *

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                     Aggregate
                                                  Principal Amount                  Number of Shares
                                                   at Maturity of     Percentage     of Common Stock   Percentage of
                                                   LYONS That May      of LYONs        That May be      Common Stock
Name                                                  be Sold        Outstanding         Sold(1)       Outstanding(2)
----                                              ----------------   -----------    ----------------   --------------
All other holders of LYONs or future
transferees, pledgees, donees, assignees or
successors of any such holders (3)(4)               $296,052,000        35.7%           2,151,587           1.4%

----------------
 *    Less than one percent (1%).
(1)   Assumes conversion of all of the holder's LYONs at a conversion rate of
      7.2676 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 150,909,505 shares of common stock outstanding as of March 25, 2002.
      In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

      Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 13, 2002.

/TM/ Trademark of Merrill Lynch & Co., Inc.